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Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637 / 314-746-1254 Tom Lange (media) 314-746-1236 www.smurfit-stone.com

SMURFIT-STONE CONTAINER CORPORATION
ELECTS PATRICK J. MOORE PRESIDENT AND CEO,
SUCCEEDING RAY M. CURRAN

CHICAGO, January 4, 2002—Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that Patrick J. Moore was elected president, chief executive officer and a director of the company. He succeeds Ray M. Curran, who retired from his corporate positions and the board of directors. The changes are effective immediately.

    Moore, 47 years old, has held positions of increasing responsibility in both operating and financial management at Smurfit-Stone and Jefferson Smurfit Corporation, its predecessor, since 1987. He headed the Industrial Packaging Division and served as chief financial officer at both Jefferson Smurfit Corporation and Smurfit-Stone, where he has been vice president and CFO since the company was organized in 1998.

    Curran, 55, joined Smurfit-Stone at the time of its formation in 1998 as executive vice president and deputy chief executive officer, and became president and chief executive officer in April 1999. Prior to joining Smurfit-Stone, he was a long-time financial executive of Jefferson Smurfit Group plc, the largest stockholder of Smurfit-Stone, serving as its chief financial officer from 1992 to 1998.

    Commenting on his retirement from the company, Curran said, "I'm happy to have had the opportunity to lead Smurfit-Stone, and I am extremely proud of what has been accomplished in the last three years."

    Dr. Michael W. J. Smurfit, chairman of the board of directors, said, "Ray Curran's accomplishments at Smurfit-Stone have laid the groundwork for great things to come. He played a major role in forming Smurfit-Stone, implementing an asset-based divestiture program, and shaping a new operating strategy for our containerboard business.

    "The board is confident in Pat Moore's ability to build on that foundation as we tackle the twin challenges of improving efficiency and competitiveness in this difficult economic environment and of building a strong, unified company out of the resources we have put together in the past three-and-a-half years."

    He continued, "Pat's 15 years with the company and his roles in managing both the financial side of the business and a significant operating division uniquely qualify him to build upon the solid foundation he has helped the company establish. In recent years he has demonstrated outstanding financial stewardship in guiding our leveraged company through complex transactions and challenging business conditions. Pat has earned respect and admiration among Smurfit-Stone employees at all levels. He instills confidence in Smurfit-Stone among members of the financial community and understands customers' priorities."

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Smurfit-Stone Container Corporation is the premier manufacturer of paper- and paperboard-based packaging. Smurfit-Stone holds industry-leading positions in the production of containerboard (including white-top linerboard and recycled medium), corrugated containers, industrial bags, and clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of folding cartons, solid bleached sulfate, paper tubes and cores, and labels. The company operates more than 300 facilities worldwide and employs approximately 40,000 people.

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  Exhibit 99.1
SMURFIT-STONE CONTAINER CORPORATION ELECTS PATRICK J. MOORE PRESIDENT AND CEO, SUCCEEDING RAY M. CURRAN